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                                                                    Exhibit 99.1

                                                                    NEWS RELEASE



FOR IMMEDIATE RELEASE:

CONTACT:        Jim Aikins
                Senior Vice President -- Human Resources
                U.S. Can Corporation
                (630) 678-8060



  U.S. CAN CORPORATION ANNOUNCES THE APPOINTMENT OF MICHAEL M. RAJKOVIC AS CFO


LOMBARD, IL, MAY 10, 2005 -- U.S. Can Corporation announces the appointment of Michael M. Rajkovic as Executive Vice President and Chief Financial Officer.

Mr. Rajkovic joins U.S. Can on May 16, 2005 from the Goodyear Tire and Rubber Company where he was Vice President of Finance of the North American Tire Division and Chairman of the Board of Goodyear Canada. He previously held senior positions in Finance and Manufacturing at Ford Motor Company and Visteon Corporation.

Philip Mengel, Chief Executive Officer of U.S. Can, said, "I am delighted that Mike is joining the senior management team of U.S. Can. His financial acumen and global manufacturing experience will make a significant contribution to the future development of U.S. Can."





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U.S. Can Corporation is a leading manufacturer of steel containers for personal care, household, automotive, paint and industrial products in the United States and Europe, as well as plastic containers in the United States and food cans in

Europe.

Certain statements in this release constitute "forward-looking statements" within the meaning of the federal securities laws. Such statements involve known and unknown risks and uncertainties which may cause the Company's actual results, performance or achievements to be materially different than future results, performance or achievements expressed or implied in this release. By way of example and not limitation and in no particular order, known risks and uncertainties include general economic and business conditions; the Company's substantial debt and ability to generate sufficient cash flows to service its debt; the Company's compliance with the financial covenants contained in its various debt agreements; changes in market conditions or product demand; the level of cost reduction achieved through restructuring and capital expenditure programs; changes in raw material costs and availability; downward selling price movements; currency and interest rate fluctuations; increases in the Company's leverage; the Company's ability to effectively integrate acquisitions; changes in the Company's business strategy or development plans; the timing and cost of plant closures; the success of new technology; and increases in the cost of compliance with laws and regulations, including environmental laws and regulations. In light of these and other risks and uncertainties, the inclusion of a forward-looking statement in this release should not be regarded as a representation by the Company that any future results, performance or achievements will be attained.

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                             http://www.uscanco.com